Exhibit 99.1





                          FOR IMMEDIATE RELEASE
                          ---------------------

                             January 27, 2006

 GS Financial Corp. Announces Fourth Quarter Results Including A Significant
             Provision for Loan Losses due to Hurricane Katrina

Metairie, Louisiana - GS Financial Corp. (NASDAQ: GSLA) (the "Company"), the holding company for Guaranty Savings and Homestead Association (the "Association"), announced a loss for the quarter ended December 31, 2005 of $4.1 million, or $3.45 per share, compared to a loss of $246,000, or $.21 per share, for the quarter ended December 31, 2004. For the year ended December 31, 2005, the loss was $3.7 million, or $3.11 per share, compared to earnings of $199,000, or $.17 per share, for the year ended December 31, 2004.

Earnings for the fourth quarter of 2005 were adversely affected by a $4.8 million provision for loan losses made in light of potential loan losses caused by the impact of Hurricane Katrina. The provision for loan losses was made upon management's consideration of the impact of both the economic damage suffered by the Association's borrowers as a result of Hurricane Katrina as well as wind and flood damage to the properties securing loans. Stephen Wessel, President of the Company and the Association, commented that "After a careful review of our loan portfolio and the effects of Hurricane Katrina, we determined that the prudent thing to do was to make a significant provision for loan losses. We are continuing to work with our borrowers and customers to help them rebuild their homes and lives." Mr. Wessel went on to state that "Fortunately, the Company continues to be very well capitalized, which will permit us to not only absorb the losses from Hurricane Katrina but also will allow us to redeploy our funds over time into higher earning assets." While management believes the Company's allowance for loan losses to be adequate following this provision, the Company will continue to perform its regular evaluation of the loan portfolio and make adjustments as necessary. The net after-tax impact to earnings caused by this provision was a reduction of $3.2 million to earnings in the fourth quarter of 2005. While Katrina struck in August, 2005, it was not until the fourth quarter of 2005, when borrowers were required to resume payments, that there was sufficient data to make a reasonable estimate of losses in the Company's loan portfolio.

Also adversely impacting earnings in the fourth quarter was a $1.3 million writedown of an investment in an adjustable-rate mortgage mutual fund. As shares of this investment have been selling below the Association's cost basis for an extended period of time management has deemed this impairment to be other-than-temporary and the losses have been recognized in the income statement during the fourth quarter of 2005.


Net interest income for the quarter ended December 31, 2005 was $1.3 million compared to $1.5 million for the same period in 2004 and $5.6 million for the year ended December 31, 2005, slightly exceeding calendar 2004 net interest income. The Company's net interest margin increased to 3.10% for the fourth quarter of 2005 from 3.06% for the year earlier quarter and was 3.08% for the year ended December 31, 2005 compared to 2.76% in 2004.

Total assets of the Company at December 31, 2005 amounted to $177.8 million compared to $200.1 million at December 31, 2004. There was a significant reduction in the Company's loan portfolio during 2005. Net loans at December 31, 2005 were $69.9 million compared to $92.2 million at December 31, 2004. Subsequent to Hurricane Katrina, there were significant loan payoffs, primarily from insurance proceeds received on significantly damaged properties. The loan payoffs coupled with the $4.8 million provision for loan losses taken in the fourth quarter were the primary reasons for the reduction in the Company's net loan portfolio during 2005.

The Association recently hired several individuals with extensive commercial lending experience at regional banks in order to position the Association to be a more active commercial lender in 2006 and thereafter.

                       FORWARD-LOOKING INFORMATION

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. In addition to risks and uncertainties described by the Company in prior filings with the SEC, other risks and uncertainties potentially impacting the Company are those related to the Company in its primary market area impacted by Hurricane Katrina, including the continuing effect of the storm and its aftermath on the Company's operating expenses and on the Company's borrowers and other customers. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contact:  Stephen Wessel, President
Phone:  (504) 457-6220


                                GS Financial Corp.
             Condensed Consolidated Statements of Financial Condition
                                   (Unaudited)

==============================================================================
($ in thousands)                                  December 31,   December 31,
                                                          2005           2004
------------------------------------------------------------------------------
ASSETS
 Cash & Due from Banks                              $    3,040     $    1,613
 Interest Bearing Deposits                               4,515          3,761
 Federal Funds Sold                                     15,000          1,650
 Securities Available-for-Sale, at Fair Value           77,344         94,557
 Loans, Net                                             69,897         92,158
 Accrued Interest Receivable                             1,620            596
 Premises & Equipment, Net                               2,257          2,508
 Stock in Federal Home Loan Bank, at Cost                1,833          2,445
 Foreclosed Assets                                           -              -
 Real Estate Held-for-Investment, Net                      478            493
 Other Assets                                            1,862            285
------------------------------------------------------------------------------
  Total Assets                                      $  177,846     $  200,066
==============================================================================

LIABILITIES
 Interest Bearing Deposits                          $  116,798     $  129,758
 Non-Interest Bearing Deposits                           2,195            965
 FHLB Advances                                          32,106         39,689
 Other Liabilities                                       1,376            710
------------------------------------------------------------------------------
  Total Liabilities                                    152,475        171,122
==============================================================================

STOCKHOLDERS' EQUITY
 Common Stock & Additional Paid in Capital          $   34,563     $   34,459
 Unearned ESOP Stock                                      (239)          (521)
 Unearned RRP Trust Stock                                 (698)          (865)
 Treasury Stock                                        (32,193)       (32,119)
 Retained Earnings                                      24,136         28,286
 Accumulated Other Comprehensive Income                   (198)          (296)
------------------------------------------------------------------------------
  Total Stockholders' Equity                            25,371         28,944
==============================================================================
  Total Liabilities & Stockholders' Equity          $  177,846     $  200,066
==============================================================================

Selected Asset Quality Data
 Total Non Performing Assets                        $   10,002     $      894
 Non Performing Assets to Total Assets                   5.62%          0.45%
 Allowance for Loan Losses to Non Performing Assets     57.12%        102.90%
==============================================================================


                        GS Financial Corp.
           Condensed Consolidated Statements of Income
                           (Unaudited)

                                            For the three         For the
                                            months ended        year ended
                                             December 31,       December 31,
===============================================================================
($ in thousands, except per share data)     2005     2004      2005     2004
-------------------------------------------------------------------------------
Interest Income                          $ 2,486   $2,796   $10,466  $10,989
Interest Expense                           1,182    1,297     4,856    5,436
-------------------------------------------------------------------------------

Net Interest Income                        1,304    1,499     5,610    5,553
Provision for Loan Losses                  4,793      310     4,793      343
-------------------------------------------------------------------------------
Net Interest Income (Loss)
 after Provision for Loan Losses          (3,489)   1,189       817    5,210
===============================================================================

Noninterest Expense                        1,138    1,091     4,707    4,483
-------------------------------------------------------------------------------
Net Income (Loss) Before Non-Interest
 Income and Income Taxes                  (4,627)      98    (3,890)     727
===============================================================================

Noninterest Income (Loss)                 (1,211)    (510)   (1,295)    (691)
-------------------------------------------------------------------------------
Income (Loss) Before Tax
 Expense (Benefit)                        (5,838)    (412)   (5,185)      36
===============================================================================

Income Tax Expense (Benefit)              (1,758)    (166)   (1,508)    (163)
-------------------------------------------------------------------------------
Net Income (Loss)                        $(4,080)  $ (246)  $(3,677)   $ 199
===============================================================================
Net Income (Loss) Per Common Share       $ (3.45)  $(0.21)  $ (3.11)   $0.17
===============================================================================

Selected Operating Data
 Weighted Average Shares Outstanding  1,180,941  1,156,537  1,181,313  1,156,441
 Return on Average Assets (1)            -9.02%     -0.48%     -1.96%      0.09%
 Non Interest Expense/Average
  Assets (1)                              2.52%      2.14%      2.51%      2.12%
 Net Interest Margin                      3.10%      3.06%      3.08%      2.76%
================================================================================
(1) Annualized for the three-month periods ended December 31, 2005 and 2004.